Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:49 PM 11/28/2011
FILED 04:16 PM 11/28/2011
SRV 111232190 - 3880284 FILE

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF PROFESSOR CONNOR’S, INC.

(Pursuant to Sections 228 and 242 of the

General Corporation Law of the State of Delaware)

Professor Connor’s, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Professor Connor’s, Inc.

2. The fourth sentence of Article FOURTH, Part D, Section 1.1 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby restated, in its entirety, to read as follows:

“Such dividends shall be fully cumulative during the Initial Period and each Quarterly Dividend Period, but not compounding during such periods, and shall accrue (whether or not declared), without interest, from the first day of the Initial Period and each Quarterly Dividend Period to and including the end of the Initial Period and such Quarterly Dividend Period (or, if sooner, the redemption of the applicable shares of Series B Preferred Stock), except that with respect to the dividends for the Initial Period, such dividends shall accrue from the Series B Original Issue Date to and including the end of the Initial Period.”

3. The first two sentences of Article FOURTH, Part E, Section 1.1 of the Amended and Restated Certificate of Incorporation of the Corporation are hereby restated, in their entirety, to read as follows:

“Except as otherwise provided herein, from and after the date of issuance of any share of Series C Preferred Stock, dividends shall accrue on each share of Series C Preferred Stock at a rate of 8% per annum of the sum of the Series C Original Purchase Price plus the amount of previously accumulated and unpaid dividends under this Section 1.1 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock) (the “Accruing Dividends”). Accruing Dividends shall compound on the last day of each calendar quarter following the date of issuance of the Series C Preferred Stock. Accruing Dividends shall accrue from day to day and be cumulative, whether or not declared and whether or not there are profits, surplus or other funds of the Corporation legally available for payment of the Accruing Dividends; provided, however, that except as set forth in Section 2 and Section 6, such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors (the “Series C Dividend Payment Date”).”

4. The foregoing amendment was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on November 28, 2010.

PROFESSOR CONNOR’S, INC.

By:

	Name:	Stephen Macchiaverna
	Title:	Secretary